UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2016

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Bright Mountain Media, Inc.

(Exact name of registrant as specified in its charter)

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Florida	000-54887	27-2977890
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6400 Congress Avenue, Suite 2050, Boca Raton, Florida 33487

(Address of principal executive offices) (Zip Code)

561-998-2440

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01

Completion of Acquisition or Disposition of Assets.

On January 4, 2016 Bright Mountain, LLC, a wholly-owned subsidiary of Bright Mountain Media, Inc., closed the acquisition of the www.warisboring.com website and all content and rights associated therewith pursuant to the terms and conditions of the Website Asset Purchase Agreement dated December 4, 2015 with War Is Boring, Ltd. Co. and its principal David Axe.  The aggregate purchase price of the assets was $250,000, of which $100,000 was paid at closing and the balance of $150,000 will be paid monthly in an amount equal to 30% of the net revenues from the website, when collected, with the total amount of the earn out to be paid by January 4, 2019.

Bright Mountain, LLC also entered into a Website Management Services Agreement with Mr. Axe pursuant to which we engaged him to act as website manager for the www.warisboring.com website utilizing the War Is Boring, Ltd. content group.  Under the terms of this agreement we agreed to pay Mr. Axe a monthly fee of $5,000 and pay the associated fees of the content group.  The initial term of the agreement is for three years and may be renewed for an additional one year period upon the mutual consent of the parties. We may terminate the agreement upon 30 days notice in the event Mr. Axe should engage in willful misconduct as defined in the agreement.

The foregoing description of the terms and conditions of the Website Asset Purchase Agreement is qualified in its entirety by reference to the agreement which is filed as Exhibit 10.38 to this report.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits.

Exhibit No.	Description

10.38	Website Asset Purchase Agreement dated December 4, 2015 by and among War Is Boring, Ltd., David Axe and Bright Mountain, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 7, 2016	Bright Mountain Media, Inc.

	By:	/s/ Annette Casacci
Annette Casacci, Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.38	Website Asset Purchase Agreement dated December 4, 2015 by and among War Is Boring, Ltd., David Axe and Bright Mountain, LLC